Contact Info:Arron K. Sutherland, President and CEO

ICC Holdings, Inc.

(309) 732-0105

arrons@ilcasco.com

225 20th Street, Rock Island, IL  61201

ICC Holdings, Inc. Reports First Quarter 2019 Results

FOR IMMEDIATE RELEASE: 05/06/2019

Rock Island, IL. – May 6, 2019 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company (ICC), a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported preliminary, unaudited results for the three months ended March 31, 2019.

FIRST QUARTER ENDED MARCH 31, 2019 – FINANCIAL RESULTS

Net earnings totaled $289,000 or $0.10 per share, for the first quarter of 2019, compared to $676,000 or $0.21 per share for the first quarter of 2018. Additionally, book value per share increased 3.1% to $18.28 from $17.74.

For the three months ended March 31, 2019, direct premiums written grew by $871,000, or 6.1%, to $15,259,000 from $14,388,000 for the same period in 2018. Net premiums earned grew by 10.2% to $12,446,000 for the first quarter of 2019 from $11,297,000 for the same period in 2018.

For the first quarter of 2019, the Company ceded to reinsurers $2,847,000 of earned premiums, compared to $2,248,000 of earned premiums for the first quarter of 2018. The first quarter of 2019 includes $459,000 of catastrophe reinsurance reinstatement premiums related to claims occurring during the “Polar Vortex” that began in late January.

Net realized investment losses including other-than-temporary impairment losses were $47,000 compared to gains of $1,102,000 for the first quarter of 2019 and 2018, respectively. The net realized investment gains net of other-than-temporary impairment losses for the three months ended March 31, 2018, resulted from the Company liquidating common stock securities as part of the transition to a new equity manager during the first quarter of 2018.

Net investment income increased by $92,000, or 13.1%,  to $795,000 for the first quarter of 2019, as compared to $703,000 for the same period in 2018, driven by a combination of increased book yield and an increase in net asset value from positive cashflow from operations.

Losses and settlement expenses increased by $1,611,000, or 20.1%, to $9,607,000 for the first quarter of 2019, from $7,996,000 for the same period in 2018.  Losses and settlement expenses increased for the three months ended March 31, 2019, primarily due to larger Businessowners losses. During the first quarter of 2019, weather related losses represented approximately $1,001,000 on a net basis.

Policy acquisition costs and other operating expenses increased by $713,000, or 17.2%, to $4,850,000 for the first quarter of 2019 from $4,137,000 for the same period in 2018.  The primary driver related to restructuring 2019 reinsurance contracts to eliminate all ceding commissions on primary excess of loss contracts. The change increased the Company’s overall net earned premiums by the same amount.

Total assets increased by 8.6% from $150,283,000 at December 31, 2018, to $163,270,000 at March 31, 2019. The primary drivers for the change were a $1,907,000 increase in our equity portfolio and a $1,866,000 increase in our fixed income portfolio from market appreciation along with an overall increase in reinsurance assets due in part to a few large property losses in the first quarter and the collection of $3,733,000 on a subrogation case that will be returned to our reinsurance partners in the second quarter. Our investment portfolio, which consists of fixed maturity securities,  common stocks, and property held for investment, increased by 2.7% from $104,565,000 at December 31, 2018, to $107,432,000 at March 31, 2019.

FIRST QUARTER ENDED MARCH 31, 2019 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 77.2% in the first quarter ended March 31, 2019 compared with 70.8% in the first quarter of 2018.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 39.0% in the first quarter ended March 31, 2019,  compared to 36.6% in the first quarter of 2018. Part of the increase in the 2019 expense ratio (1.4%) is caused by the additional reinsurance reinstatement premium incurred.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 116.2% in the first quarter ended March 31, 2019,  compared to 107.4% in the first quarter of 2018.

MANAGEMENT COMMENTARY

“I am pleased to report that the Company continues to produce positive earnings per share. With that said, it is obvious that the volatile and unprecedented weather pattern experienced by the Midwest in first quarter has impacted financial results. As stated above, we had a combined ratio of 116.2%. This was driven by unfavorable property results; all other lines of business produced a very favorable combined ratio of 95.9%. The Polar Vortex was the largest property catastrophe loss in the history of ICC, increasing incurred losses and reported claim counts while also reducing net premiums for the quarter. The impact of this event is disproportionate to the quarter and, as the year progresses, will have much less influence on overall profitability. We continue to see strong top line premium growth, driven primarily by improved rate adequacy. Direct Premium has grown over 6%, while the policies in force count has grown less than 1%, increasing our average premium per policy by approximately 5.5%. As the rate increases roll into the book of business, I expect improvement in the related loss ratios. Additionally, the portion of our premium ceded to reinsurance should decrease and produce a corresponding increase to net premium throughout the remainder of the year. I am confident that the rate strengthening, reinsurance structure changes, and overall quality of our book of business will overcome this single weather event and lead to an improved result over the next three quarters of 2019. I am excited about the future of ICCH, the talented team in place and the quality book of business that we have built,” stated Arron Sutherland, President and Chief Executive Officer.

ANNUAL SHAREHOLDERS MEETING

The Company will hold its annual shareholders meeting on May 21, 2019, at 9:00 a.m. CT which will include discussion of the results for the three months ended March 31, 2019.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion and diversification of its subsidiaries in order to maximize value to its stakeholders.  The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth, product and segment expansion, regulatory approval in connection with expansion, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Investments and cash:
Fixed maturity securities (amortized cost - $88,333,116 at	$89,927,455	$88,981,159
3/31/2019 and $89,252,906 at 12/31/2018)
Common stocks (cost - $13,562,127 at	13,701,398	11,843,223
3/31/2019 and $13,572,713 at 12/31/2018)
Other invested assets	243,200	154,200
Property held for investment, at cost, net of accumulated depreciation of	3,560,838	3,586,273
$248,310 at 3/31/2019 and $222,825 at 12/31/2018
Cash and cash equivalents	6,409,153	4,644,784
Total investments and cash	113,842,044	109,209,639
Accrued investment income	681,569	648,321
Premiums and reinsurance balances receivable, net of allowances for	22,081,040	21,404,344
uncollectible amounts of $50,000 at 3/31/2019 and 12/31/2018
Ceded unearned premiums	783,694	796,065
Reinsurance balances recoverable on unpaid losses and settlement expenses,	15,108,689	6,735,964
net of allowances for uncollectible amounts of $0 at 3/31/2019 and 12/31/2018
Federal income taxes	1,253,256	1,868,669
Deferred policy acquisition costs, net	5,243,470	5,247,188
Property and equipment, at cost, net of accumulated depreciation of	3,229,627	3,332,810
$5,250,364 at 3/31/2019 and $5,099,090 at 12/31/2018
Other assets	1,046,814	1,040,193
Total assets	$163,270,203	$150,283,193
Liabilities and Equity
Liabilities:
Unpaid losses and settlement expenses	$61,017,342	$51,447,440
Unearned premiums	29,983,133	29,972,623
Reinsurance balances payable	4,544,231	993,004
Corporate debt	3,484,606	3,484,606
Accrued expenses	2,570,332	4,536,218
Other liabilities	1,217,501	1,256,003
Total liabilities	102,817,145	91,689,894
Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(3,001,395)	(2,999,995)
Additional paid-in capital	32,545,836	32,505,423
Accumulated other comprehensive (loss) earnings, net of tax	1,259,530	(1,580,976)
Retained earnings	32,603,152	33,680,702
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(2,989,065)	(3,046,855)
Total equity	60,453,058	58,593,299
Total liabilities and equity	$163,270,203	$150,283,193

1Par value $0.01; authorized: 2019 - 10,000,000 shares and 2018 – 10,000,000 shares; issued: 2019 - 3,500,000 shares and

2018 – 3,500,000 shares; outstanding: 2019 - 3,004,273 and 2018 - 2,992,734 shares.

22019 –196,821 shares and 2018 – 196,721 shares

32019 –298,906 shares and 2018 –304,685 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	March 31,
	2019	2018
Net premiums earned	$12,445,914	$11,296,944
Net investment income	795,373	702,884
Net realized investment (losses) gains	(47,426)	1,102,130
Net unrealized gains on equity securities	1,840,418	—
Other (loss) income	(53,887)	56,678
Consolidated revenues	14,980,391	13,158,636
Losses and settlement expenses	9,607,290	7,995,849
Policy acquisition costs and other operating expenses	4,850,186	4,137,351
Interest expense on debt	32,014	48,161
General corporate expenses	143,161	136,250
Total expenses	14,632,651	12,317,611
Earnings before income taxes	347,740	841,025
Total income tax expense	58,993	165,198
Net earnings	$288,747	$675,827

Other comprehensive earnings (loss), net of tax	1,474,209	(2,567,077)
Comprehensive earnings (loss)	$1,762,956	$(1,891,250)

Earnings per share:
Basic:
Basic net earnings per share	$0.10	$0.21
Diluted:
Diluted net earnings per share	$0.10	$0.21

Weighted average number of common shares outstanding:
Basic	2,999,068	3,173,807
Diluted	3,000,770	3,174,234